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                                                               April 10, 2000

First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA  01653

RE:  ALLMERICA SELECT SEPARATE ACCOUNT II OF
     FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
     FILE NO.'S: 333-62369 AND 811-8987

Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company (the Company) of the Post-Effective Amendment to the Registration Statement on Form S-6 of its group flexible payment variable life insurance policies ("Policies") allocated to the Allmerica Select Separate Account II under the Securities Act of 1933. The Prospectus included in this Post-Effective Amendment to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Post-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix C of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment to the Registration Statement.

                                          Sincerely,

                                          /s/ Kevin G. Finneran

                                          Kevin G. Finneran, ASA, MAAA
                                          Assistant Vice President and Actuary